Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

Speedway Motorsports, LLC

a Delaware limited liability company

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), to be effective as of the 18th day of September, 2019 (the “Effective Date”) is entered into by and between SPEEDWAY MOTORSPORTS, LLC, a Delaware limited liability company (the “Company”) and SPEEDWAY HOLDINGS II, LLC (the “Member”). For purposes of this Agreement, unless the context clearly indicates otherwise, all capitalized terms shall have the meanings set forth in Article I of this Agreement.

W I T N E S S E T H:

WHEREAS, on the Effective Date Speedway Motorsports, Inc., a Delaware corporation, converted into the Company with the filing of a Certificate of Conversion with the Delaware Secretary of State; and

WHEREAS, the Member and the Company desire for this Agreement to be the Limited Liability Company Agreement of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is mutually agreed and covenanted by and between the parties to this Agreement as follows:

ARTICLE I.

DEFINITIONS

For purposes of this limited liability company agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)     Act. The Delaware Limited Liability Company Act (Title 6, Chapter 18 of the Delaware Code) and all amendments to such Act, or any successor statute thereto.

(b)     Agreement. Shall have the meaning set forth in the recitals hereto.

(c)     Articles. The Certificate of Conversion of the Company as filed with the Delaware Secretary of State and as amended from time to time by the Member.

(d)     Board. The Board of Directors of the Company, as determined in accordance with this Agreement.

(e)      Capital Contribution. Any contribution of property, including cash, or contribution of services made by or on behalf of the Member to the Company.

(f)     Company.   Shall have the meaning set forth in the recitals hereto.

(g)     Director. Each Person serving as Director of the Company pursuant to Section 4.1 of this Agreement.

(h)      Disposition. Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

(i)     Distribution. A transfer of cash or other property by the Company to a Member with respect to a Membership Interest regardless of whether the transfer occurs during the normal course of business, on the liquidation of the Company, in exchange for the Member's Membership Interest, or otherwise.

(j)     Member. Shall have the meaning set forth in the recitals hereto.

(k)     Membership Interest. A Member's entire interest in the Company including such Member’s rights in the Company’s profits, losses and Distributions pursuant to this Agreement and the Act and such other rights and privileges that the Member may enjoy by being a Member.

(l)     Percentage Interest. The percentage interest of the Member in the Company.

(m)     Person. A natural person, trust, estate, or any incorporated or unincorporated organization or entity.

ARTICLE II

ORGANIZATION

SECTION 2.1.     Conversion. The Company converted on the Effective Date from a Delaware corporation named Speedway Motorsports, Inc. (the “Corporation”) into the Company with the filing of the Company’s Articles with the Delaware Secretary of State.

SECTION 2.2.     Conversion of Shares. By virtue of the conversion, all issued and outstanding shares of the Corporation converted into all (100%) of the membership interests in the Company. Below is the name of the sole shareholder of the Corporation immediately before the conversion which became the sole Member of the Company immediately after the conversion, its ownership percentage of common stock of the Corporation immediately before the conversion, and its percentage membership interest in the Company immediately after the conversion:

Shareholder/Member	Percentage of Common Stock	Company Membership Interest

Speedway Holdings II, LLC	100%	100%

SECTION 2.3.     Limited Liability Company Agreement, Effect of Inconsistencies With Act. The Member and the Company hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. It is the express intention of the parties that this Agreement shall be the sole source of agreement of the parties. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the extent necessary to make the Agreement effective under the Act.

SECTION 2.4.      Name. The name of the Company is Speedway Motorsports, LLC.

SECTION 2.5.      Effective Date; Term. This Agreement shall become effective as of the Effective Date. The Company shall continue in existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement and the Act.

SECTION 2.6.      Registered Agent and Office; Principal Office. The registered agent and registered office for the service of process are designated in the Articles. The registered agent and registered office may be changed at any time and from time to time by the Managers, provided the Board makes the appropriate filings with the Delaware Secretary of State. The Board shall designate the initial principal office of the Company and may change the location of the principal office at any time and from time to time.

ARTICLE III

 PURPOSE

The purpose of the Company is to engage in any lawful business(es). The Company shall have the authority to do all things necessary or convenient to accomplish its purpose.

ARTICLE IV

MANAGEMENT

SECTION 4.1.     Board Management. The management of the Company and its business shall be vested in, exercised by and under the authority of the Board. The Board shall have complete authority and control over the management of the business and affairs of the Company. No Member shall be a manager or Director of the Company by virtue of its status as a Member. A Person serving as a Director need not be a Member of the Company. Directors shall be natural persons. The Board may, from time to time, delegate its authority under this Section 4.1 to any officer, employee, or agent of the Company as deemed appropriate by the Board.

The Directors shall be determined by the Member.      The initial Board shall consist of the following individuals: O. Bruton Smith, Marcus G. Smith, B. Scott Smith and William R. Brooks. Any Director may be removed at any time by the Member. Any Director may resign as Director at any time by sending written notice of resignation to the Member. Each Director shall serve as director of the Company until the earlier of (i) the removal of the Director by the Member, (ii) the death of the Director, (iv) the adjudication of the Director’s incompetence by a court having proper jurisdiction, and (v) the Director’s resignation as Director. All Directors of the Company, past, present and future, shall be entitled to be indemnification by the Company to the fullest extent permissible pursuant to the Act.

SECTION 4.2.     Authority; Action of the Board. The Board shall have complete authority and exclusive control over the management of the business and affairs of the Company. Any action of the Board shall require the affirmative vote of a majority of the Directors.

SECTION 4.3.     Officers.   The Board shall have the authority to appoint one or more officers to offices determined by the Board, all as the Board deems necessary or desirable to carry out the day-to-day business of the Company. The Board may delegate to any officer(s) any authority vested in the Board under this Agreement or the Act. Each officer shall report to the Board and may be appointed, removed, and replaced by the Board at any time in the sole and absolute discretion of the Board. Each officer shall hold such office until the officer’s death, resignation, retirement, removal by the Board or the Board’s appointment of a successor or replacement of such officer. The compensation of all officers shall be fixed by the Board. Any officer may resign at any time by communicating his or her resignation to the Board, orally or in writing. A resignation shall be effective when communicated unless such communication specifies in writing a later effective date.

ARTICLE V

 LIABILITY

SECTION 5.1.     Limitation of Liability. To the greatest extent permissible under the Act, neither the Member nor any Director shall have any liability in damages or otherwise to the Company or to any other Person for any loss, damage, cost, liability or expense incurred by the Company or any Person in connection with the business of the Company or because such Person is a Member, Director or both. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member or any Manager for liabilities or obligations of the Company.

SECTION 5.2.     Indemnification. The Company shall indemnify each of the Member and each Director for all costs, losses, liabilities, and damages paid or accrued by such Person (either as the Member or a Director) in connection with the business of the Company or because such Person is the Member or a Director. The indemnification provided under this Section 5.2 shall be to the fullest extent provided or allowed by the Act. The Company shall advance to the Member or any Director the costs of participation in any pending or threatened dispute, litigation, arbitration or other proceeding with respect to the business of the Company brought against such Person in its capacity as the Member or any Director. The Board may cause the Company to indemnify all other employees and agents of the Company for all costs, losses, liabilities, and damages paid or accrued by the agent or employee in connection with the business of the Company or because such Person is an agent or employee of the Company, to the fullest extent provided or allowed by the Act. The provisions of Sections 5.1 and 5.2 hereof shall survive a Person’s ceasing to be a Member, Director, employee, agent or otherwise.

ARTICLE VI

 CONTRIBUTIONS

The Member may, in its sole discretion, make Capital Contributions to the Company.

ARTICLE VII

 TAXATION AND DISTRIBUTIONS

SECTION 7.1.     Taxation. So long as there is a single Member of the Company, the Company shall be a disregarded entity for U.S. federal and state income tax purposes.

SECTION 7.2.      Distributions. The Company shall make Distributions to the Member in such aggregate amounts and at such times as the Board shall determine from time to time.

ARTICLE VIII

 DISPOSITION OF MEMBERSHIP INTEREST; ISSUANCE OF ADDITIONAL MEMBERSHIP INTERESTS

SECTION 8.1.     Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law. The Member may make a Disposition of all or a portion of the Member’s Membership Interest upon executing and delivering a written assignment of its Membership Interest. No oral Dispositions shall be recognized.

SECTION 8.2.      Issuance of Additional Membership Interests. The Company may issue Membership Interests and admit additional Members only upon the express, written consent of the Member. The Member shall determine the necessary Capital Contributions, if any, by such additional Members. Any additional Member must execute and deliver in writing a statement of acceptance and adoption of the provisions of this Agreement.

ARTICLE IX

 DISSOLUTION AND WINDING UP

SECTION 9.1     Dissolution. The Company shall be dissolved and its affairs wound up by written action of the Member. Notwithstanding any provision of the Act to the contrary, the Company shall continue and not dissolve as a result of the resignation, expulsion, bankruptcy, or dissolution of the Member or any other event that terminates the continued membership of the Member.

SECTION 9.2.     Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company’s assets shall be distributed as follows: (i) first to creditors, including any Member who is a creditor, to the extent permitted by law, in satisfaction of the liabilities of the Company, and (ii) finally to the Member. Such distributions shall be in cash, property other than cash, or partly in both, as determined by the Board.

ARTICLE X

 AMENDMENT

This Agreement may be amended or modified from time to time only by a written instrument adopted and executed by the Member.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.1.      Entire Agreement. This Agreement represents the entire agreement between the Member and the Company.

SECTION 11.2.      Rights of Creditors and Third Parties. This Agreement is entered into between the parties for the exclusive benefit of the Company, its Member, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.

SECTION 11.3.      Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Member, the Company and their legal representatives, transferees, heirs, successors, and assigns.

SECTION 11.4.      Construction. This Agreement shall be interpreted and construed in accordance with the Act. The titles of the Sections and Subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

SECTION 11.5.      Separability of Provisions. Each provision of this Agreement shall be considered separable and (i) if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, or (ii) if for any reason any provision or provisions herein would cause the Member to be bound by the obligations of the Company under the laws of Delaware as the same may now or hereafter exist, such provision or provisions shall be deemed void and of no effect.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

EXECUTION PAGE

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

SPEEDWAY MOTORSPORTS, LLC

a Delaware limited liability company

IN WITNESS WHEREOF, the Company and the Member have hereunto set out hand and seals as of the date first above written.

MEMBER: SPEEDWAY HOLDINGS II, LLC /s/ William R. Brooks By: William R. Brooks Title: Vice President and Chief Financial Officer

COMPANY:
SPEEDWAY MOTORSPORTS, LLC /s/ William R. Brooks By: William R. Brooks Title: Vice Chairman, Chief Financial Officer and Treasurer